Exhibit 99.1

Parkway Acquisition Corp. Announces Fourth Quarter 2021 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, February 16, 2022 /PRNewswire/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced fourth quarter 2021 earnings.

Parkway recorded net income of $2.6 million, or $0.45 per share, for the quarter ended December 31, 2021 compared to net income of $1.7 million, or $0.28 per share, for the same period in 2020. For the year ended December 31, 2021, net income was $9.5 million, or $1.59 per share, compared to net income of $5.9 million, or $0.97 per share, for the year ended December 31, 2020.

President and CEO Blake Edwards stated, “We are pleased with our results for the fourth quarter and for the year 2021. Fourth quarter earnings, on an annualized basis, represented a return on averages assets of 1.06% and a return on average equity of 12.11%. Our strong financial performance in 2021 can be attributed in part to our team’s efforts in the SBA-PPP loan program and solid growth in the bank’s core loan portfolio as well. From its commencement in 2020 through 2021 we originated over $125 million in SBA-PPP loans providing critical funding to businesses throughout our market area and in 2021 we grew our core loans (excluding SBA-PPP balances) at an annualized rate of over 7%. This resulted in a record level of earnings despite the fact that our net interest margin continued to decline due to historically low interest rates and increasingly competitive loan pricing. As we look to 2022, we expect continued pressure on our net interest margin as the SBA-PPP program winds down and the Federal Reserve maintains its accommodative monetary policy. Increases in the federal funds rate however, could have a positive impact on margins as the year progresses.”

“Deposit growth was strong as well with an increase of $142.7 million, or 18.89% over the past year. Customer balances have increased due to SBA-PPP proceeds and other government stimulus programs; however, a good portion of our growth came as a result of our expansion strategy in North Carolina. We opened four new branches in North Carolina between December 2019 and July 2020, and during 2021, we grew deposits in these markets by $33.9 million, or 188.85%. Our deposit growth has exceeded our projections in all of our new locations, despite the challenges of opening branches in the midst of a pandemic, as the Skyline brand continues to be very well received throughout our market area.”

Edwards concluded, “In 2021 Skyline achieved record earnings, supported substantial balance sheet growth, maintained strong asset quality and executed on plans to repurchase a significant amount of our company’s stock. None of this would have been achieved without the tremendous work of all of our employees, day in and day out, in the most challenging of times. I believe we are well positioned for continued growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●	Net income was $2.6 million, or $0.45 per share, for the fourth quarter of 2021, compared to $1.7 million, or $0.28 per share, for the fourth quarter of 2020.
●	Net interest margin (“NIM”) was 3.93% for the fourth quarter of 2021, compared to 3.60% in the third quarter of 2021, and 3.95% in the fourth quarter of 2020.
●	Total assets increased $140.4 million, or 16.42%, to $995.8 million at December 31, 2021 from $855.4 million a year earlier.
●	Net loans increased $18.7 million, or 2.83%, to $677.9 million at December 31, 2021, from $659.2 million a year earlier.
●	Total deposits increased $142.7 million, or 18.89%, to $898.2 million at December 31, 2021 from $755.5 million a year earlier.

●

Annualized return on average assets increased to 1.06% for the quarter ended December 31, 2021, from 0.79% for the quarter ended December 31, 2020. Annualized return on average equity increased to 12.11% for the quarter ended December 31, 2021, from 7.92% for the quarter ended December 31, 2020.

●

The Company repurchased 383,584 shares of its common stock through a board of directors approved purchase that was outside of the previously announced share repurchase program during the fourth quarter of 2021.

Coronavirus (COVID-19) Response

●	The Bank began receiving requests for loan deferments on March 23, 2020, and as of December 31, 2021, no loans remained in deferment status.
●

The Bank participated in the Small Business Administration Paycheck Protection Program (“SBA-PPP”) during 2020 and 2021. Gross SBA-PPP loans totaling $26.3 million with net deferred fees of $1.8 million remain on the balance sheet as of December 31, 2021. Contractual interest earned on SBA-PPP loans totaled $82 thousand in the fourth quarter of 2021, while net fees recognized totaled $1.3 million in the fourth quarter of 2021.

Fourth Quarter and Year Ended December 31, 2021 Income Statement Review

Net interest income after provision for loan losses in the fourth quarter of 2021 was $8.9 million compared to $7.5 million in the fourth quarter of 2020, reflecting a provision for loan losses of $147 thousand in the 2021 period and $162 thousand in the 2020 period. Total interest income was $9.5 million in the fourth quarter of 2021 compared to $8.5 million for the same period last year. Interest income on loans increased in the quarterly comparison primarily due to organic loan growth and SBA-PPP related interest and fees, as well as a one-time recovery on nonaccrual interest. Interest income on securities increased by $289 thousand in the quarterly comparison, as a result of the $96.2 million increase in the securities portfolio from December 31, 2020 to December 31, 2021.

The Company successfully reduced interest expense on deposits by $353 thousand, or 42.07%, in the quarterly comparison, reflecting rate reductions in deposit offerings. Lower-cost core deposits (demand deposits, savings, and money market accounts) grew by $26.4 million, or 3.87%, during the fourth quarter of 2021, and grew by $146.8 million, or 26.16%, in the yearly comparison. The growth in core deposits during the fourth quarter of 2021 is a result of organic growth in our current markets, with $3.5 million of the growth attributed to our four newest branches opened in North Carolina.

For the year ended December 31, 2021, net interest income after provision for loan losses was $31.6 million compared to $27.1 million for the year ended December 31, 2020. Interest income increased by $3.1 million, primarily due to an increase in loan interest income of $2.3 million and a $795 thousand increase in interest from the securities portfolio in the year over year comparison. Interest expense on deposits decreased by $1.0 million in the year over year comparison. As previously discussed, this is a reflection of the reduced rates for interest bearing demand deposits, time deposits, and savings products.

Total noninterest income was $1.7 million in the fourth quarter of 2021 compared to $1.3 million in the fourth quarter of 2020. The increase was primarily a result of an increase in service charges and fees of $202 thousand, an increase in mortgage origination fees of $46 thousand, and an increase in other income of $210 thousand. For the year ended December 31, 2021, noninterest income increased by $1.3 million compared to the same period last year. The increase was mainly due to an increase in mortgage origination income of $341 thousand and an increase in service charges and fees of $591 thousand. During the year ended December 31, 2021, there were realized gains on securities of $265 thousand, compared to realized gains on securities of $315 thousand for the year ended December 31, 2020, representing a decrease of $50 thousand. During the year ended December 31, 2021, the Company recognized a one-time lease termination fee of $200 thousand.

Total noninterest expenses were $7.3 million for the quarter ended December 31, 2021 compared to $6.7 million for the quarter ended December 31, 2020. Salary and benefit costs decreased by $84 thousand, while occupancy and equipment expenses increased by $92 thousand. Data processing expenses increased by $160 thousand due to increased usage as well as additional processing costs associated with SBA-PPP loan forgiveness. FDIC assessments increased by $103 thousand to adjust for deposit growth, and professional fees increased by $97 thousand primarily due to timing of invoices. For the year ended December 31, 2021, total noninterest expenses increased by $1.2 million compared to the same period in 2020, primarily due to employee and branch costs associated with branch expansion. Salary and benefit cost increased by $77 thousand, occupancy and equipment expenses increased by $378 thousand, and data processing expenses increased by $261 thousand from the year ended December 31, 2020 to 2021. There was a decrease in core deposit intangible amortization of $116 thousand in the year-over-year comparison. FDIC assessments increased by $197 thousand in the year over year comparison as deposits continued to grow in 2021. Professional fees increased by $177 thousand primarily due to increased fees paid for accounting and consulting services. Other expenses increased by $157 thousand in the year over year comparison, which includes a $44 thousand prepayment fee incurred on the paydown of $5.0 million in FHLB advances in the fourth quarter of 2021.

Income tax expense increased by $259 thousand in the quarter-to-quarter comparison, and increased by $978 thousand in the year-over-year comparisons. The increase was primarily due to an increase in net income before taxes of $1.2 million in the quarterly comparison, and a $4.6 million increase in the year-over-year comparison.

Balance Sheet Review

Total assets increased in the fourth quarter of 2021 by $15.6 million, or 15.99%, to $995.8 million at December 31, 2021 from $980.2 million at September 30, 2021, and increased by $140.4 million, or 16.42%, from $855.4 million at December 31, 2020. The increase in total assets during the quarter can be primarily attributed to the $19.9 million increase in deposits. Total loans decreased during the fourth quarter by $2.6 million, or 3.77%, to $683.5 million at December 31, 2021 from $686.1 million at September 30, 2021, and increased by $19.4 million, or 2.93%, compared to $664.1 million at December 31, 2020. SBA-PPP loans decreased by $13.3 million during the fourth quarter 2021; however, this decrease was partially offset by higher yielding organic loan growth of $11.8 million during the quarter. Gross loans at December 31, 2021 included $26.3 million in SBA-PPP loans with net deferred fees of $1.8 million.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.19% at December 31, 2021 compared to 0.72% at December 31, 2020. The allowance for loan losses at December 31, 2021 was approximately 0.83% of total loans, compared to 0.74% at December 31, 2020. The allowance ratio excluding $24.5 million of SBA-PPP loans would have been 0.86% at December 31, 2021. Management’s estimate of probable credit losses inherent in the acquired Cardinal Bankshares Corporation and Great State Bank loan portfolios was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans. As of December 31, 2021, the remaining unaccreted discount on the acquired loan portfolios totaled $1.0 million.

Investment securities increased by $22.3 million during the fourth quarter to $129.7 million at December 31, 2021 from $107.4 million at September 30, 2021, and increased by $96.2 million from $33.5 million at December 31, 2020. The increase in the fourth quarter of 2021 was the result of $26.0 million in purchases, offset by paydowns of $2.3 million.

Total deposits increased in the third quarter of 2021 by $19.9 million, or 2.27%, to $898.2 million at December 31, 2021 from $878.3 million at September 30, 2021, and increased $142.7 million, or 18.89%, compared to $755.5 million at December 31, 2020. The increases in deposit balances came as a result of the Bank’s participation in the SBA-PPP program, government stimulus programs, branch expansion into new markets, and growth in our existing locations. Total increases for the fourth quarter of 2021 included a $7.0 million increase in noninterest bearing deposits, while interest bearing deposits increased by $12.9 million over the same time period. The increase in interest bearing deposits was due to a $3.6 million increase in interest-bearing demand deposits, a $7.5 million increase in money markets, an $8.2 million increase in savings accounts, offset by a $6.4 million decrease in time deposits.

Stockholders’ equity decreased by $3.2 million, or 3.60%, to $85.2 million at December 31, 2021 from $88.4 million three months earlier, and increased $88 thousand, or 0.10%, from $85.1 million at December 31, 2020. The change during the quarter was due to earnings of $2.6 million, offset by a $595 thousand change in other comprehensive losses during the quarter, and the previously discussed board approved stock repurchase of $5.4 million. Book value increased from $14.08 per share at December 31, 2020, and $14.78 per share at September 30, 2021, to $15.20 per share at December 31, 2021.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions; the effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2020. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending December 31, 2021)

Parkway Acquisition Corp.

Condensed Consolidated Balance Sheets

December 31, 2021; September 30, 2021; December 31, 2020

	December 31,	September 30,	December 31,
(dollars in thousands except share amounts)	2021	2021	2020
	(Unaudited)	(Unaudited)	(Audited)
Assets
Cash and due from banks	$14,349	$15,835	$10,009
Interest-bearing deposits with banks	5,986	4,757	84,863
Federal funds sold	95,311	99,891	817
Investment securities available for sale	129,715	107,422	33,507
Restricted equity securities	1,971	2,209	2,416
Loans	683,532	686,117	664,095
Allowance for loan losses	(5,677)	(5,550)	(4,900)
Net loans	677,855	680,567	659,195
Cash value of life insurance	18,750	18,628	18,304
Properties and equipment, net	30,856	30,268	26,591
Accrued interest receivable	2,363	2,414	2,355
Core deposit intangible	1,764	1,898	2,359
Goodwill	3,257	3,257	3,257
Deferred tax assets, net	1,122	1,509	1,019
Other assets	12,549	11,519	10,695
Total assets	$995,848	$980,174	$855,387

Liabilities
Deposits
Noninterest-bearing	$298,107	$291,058	$231,852
Interest-bearing	600,119	587,194	523,676
Total deposits	898,226	878,252	755,528

Borrowings	8,200	10,000	10,000
Accrued interest payable	73	122	124
Other liabilities	4,155	3,420	4,629
Total liabilities	910,654	891,794	770,281

Stockholders’ Equity
Common stock and surplus	33,588	38,812	39,740
Retained earnings	53,745	51,112	45,887
Accumulated other comprehensive loss	(2,139)	(1,544)	(521)
Total stockholders’ equity	85,194	88,380	85,106
Total liabilities and stockholders’ equity	$995,848	$980,174	$855,387
Book value per share	$15.20	$14.78	$14.08
Tangible book value per share	$14.30	$13.91	$13.15

Asset Quality Indicators
Nonperforming assets to total assets	0.13%	0.21%	0.56%
Nonperforming loans to total loans	0.19%	0.30%	0.72%
Allowance for loan losses to total loans	0.83%	0.81%	0.74%
Allowance for loan losses to nonperforming loans	430.08%	269.55%	102.02%

Parkway Acquisition Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(dollars in thousands except share amounts)	2021	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest income
Loans and fees on loans	$8,997	$8,259	$8,280	$33,089	$30,770
Interest-bearing deposits in banks	3	19	38	88	214
Federal funds sold	33	11	-	44	3
Interest on securities	439	370	150	1,425	630
Dividends	44	8	47	110	127
	9,516	8,667	8,515	34,756	31,744
Interest expense
Deposits	486	556	839	2,343	3,347
Interest on borrowings	24	21	22	86	93
	510	577	861	2,429	3,440
Net interest income	9,006	8,090	7,654	32,327	28,304

Provision for loan losses	147	219	162	723	1,189
Net interest income after provision for loan losses	8,859	7,871	7,492	31,604	27,115

Noninterest income
Service charges on deposit accounts	470	444	397	1,541	1,441
Other service charges and fees	672	668	543	2,606	2,115
Net realized gains on securities	-	265	-	265	315
Mortgage origination fees	200	275	154	1,061	720
Increase in cash value of life insurance	122	108	125	446	449
Other income	262	53	52	649	257
	1,726	1,813	1,271	6,568	5,297
Noninterest expenses
Salaries and employee benefits	3,868	3,645	3,952	14,680	14,603
Occupancy and equipment	922	907	830	3,618	3,240
Foreclosed asset expense, net	(1)	1	-	-	2
Data processing expense	592	468	432	2,026	1,765
FDIC Assessments	201	76	98	430	233
Advertising	229	172	201	702	683
Bank franchise tax	120	126	140	499	505
Director fees	163	58	151	368	361
Professional fees	184	107	87	639	462
Telephone expense	92	100	86	390	370
Core deposit intangible amortization	134	134	163	595	711
Other expense	778	489	531	2,320	2,163
	7,282	6,283	6,671	26,267	25,098
Net income before income taxes	3,303	3,401	2,092	11,905	7,314

Income tax expense	670	701	411	2,423	1,445
Net income	$2,633	$2,700	$1,681	$9,482	$5,869

Net income per share	$0.45	$0.45	$0.28	$1.59	$0.97
Weighted average shares outstanding	5,831,096	6,003,504	6,054,579	5,978,706	6,075,819
Dividends declared per share	$0.00	$0.14	$0.00	$0.27	$0.26